                                                                      Exhibit 12






                                                  ARGO-TECH CORPORATION AND SUBSIDIARIES

                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            Fiscal Year Ended
                                     ---------------------------------------------------------------        39              40
                                     October 31, October 30,   October 29,  October 28,    October 26,  Weeks Ended   Weeks Ended
                                       1992         1993          1994          1995          1996     July 27, 1996  August 2, 1997
                                     ---------   ----------    ----------    ----------    ----------  -------------  --------------
                                                                      (Dollars in Thousands)
Historical:
   Income from operations            $  17,747   $   10,651    $   10,644    $   15,059    $   19,248    $  14,783     $   22,060
   Other, net                             (111)         127            75          (588)         (142)        (118)          (313)
                                     ---------   ----------    ----------    ----------    ----------    ---------     ----------
   Earnings as Adjusted              $  17,858   $   10,524    $   10,569    $   15,647    $   19,390    $  14,901     $   22,373
                                     =========   ==========    ==========    ==========    ==========    =========     ==========

   Fixed charges:
   Interest expense                  $  11,677   $   10,371    $   10,117    $   11,924    $   10,138    $   7,643     $    9,222
                                     =========   ==========    ==========    ==========    ==========    =========     ==========

   Ratio of Earnings to Fixed Charges      1.5 X        1.0 X         1.0 X         1.3 X         1.9 X        1.9 X          2.4 X
                                           ---          ---           ---           ---           ---          ---            ---

                                     Fiscal Year  Nine Months Twelve Months
                                         Ended       Ended        Ended
                                      October 26,   August 2,   August 2,
                                         1996        1997         1997
                                     ---------   ----------    ----------
                                          (Dollars in Thousands)
Pro forma ratio of earnings to fixed
   charges as if the Transactions
   occurred at the beginning of the
   period indicated:
     Income from operations          $  25,238   $   26,734    $   33,044
     Other, net                            123          (52)           49
                                     ---------   ----------    ----------

   Earnings as Adjusted              $  25,115   $   26,786    $   32,995
                                     =========   ==========    ==========
   Fixed charges:
   Interest expense                  $  21,422   $   16,066    $   21,422
                                     =========   ==========    ==========

   Ratio of Earnings to Fixed Charges      1.2 X        1.7 X         1.5 X
                                           ---          ---           ---
